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                                  EXHIBIT 5.1

                               OPINION OF COUNSEL

                                  May 1, 1998

Lycos, Inc.
400-2 Totten Pond Road
Waltham, MA  02154

REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Lycos, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on or about May 1, 1998 in connection with the registration under the Securities Act of 1933, as amended, of 101,583 shares of the Company's Common Stock reserved for issuance under the Company's assumed WiseWire Corporation 1995 Amended and Restated Stock Option Plan and WiseWire Corporation 1996 Amended and Restated Non-Employee Stock Plan (the "WiseWire Plans"). As the Company's legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of the foregoing shares under the WiseWire Plans, (collectively, the "Shares").

Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares, when issued and sold in the manner described in the Registration Statement will be legally and validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption "Interests of Named Experts and Counsel" in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.



                                      Very truly yours,



                                      HUTCHINS, WHEELER & DITTMAR,
                                      A Professional Corporation